Filed Pursuant to Rule 424(b)(3)

Registration Nos.    033-08857-99

033-59435-99

333-125001

PROSPECTUS SUPPLEMENT

to

PROSPECTUS DATED MARCH 12, 2008

The attached Current Report on Form 8-K dated August 7, 2008 was filed by the registrant with the Securities and Exchange Commission, and should be read in conjunction with the Prospectus dated March 12, 2008.

The date of this Prospectus Supplement is August 7, 2008

FORM 8-K

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 7, 2008

TELEPHONE AND DATA SYSTEMS, INC.

(Exact name of registrant as specified in their charter)

Delaware	001-14157	36-2669023
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

30 North LaSalle Street, Suite 4000, Chicago, Illinois	60602
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (312) 630-1900

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.  Results of Operations and Financial Condition

On August 7, 2008, Telephone and Data Systems, Inc. (“TDS”) issued a news release announcing its results of operations for the period ended June 30, 2008.  A copy of the news release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

  The information in this Item 2.02 of Form 8-K is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section.

Item 9.01.  Financial Statements and Exhibits

(d)      Exhibits:

In accordance with the provisions of Item 601 of Regulation S-K, any Exhibits filed or furnished herewith are set forth on the Exhibit Index attached hereto.

Attached as Exhibit 99.2 is a safe harbor cautionary statement under the Private Securities Litigation Reform Act of 1995.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on their behalf by the undersigned, thereto duly authorized.

Telephone and Data Systems, Inc.
(Registrant)

Date: August 7, 2008

By:	/s/ Douglas D. Shuma
Douglas D. Shuma
Senior Vice President and Corporate Controller

3

EXHIBIT INDEX

The following exhibits are filed or furnished herewith as noted below.

Exhibit
No.	Description

99.1	Earnings Press Release dated August 7, 2008

99.2	Private Securities Litigation Reform Act of 1995 Safe Harbor Cautionary Statement

4

Exhibit 99.1

30 North LaSalle Street

Suite 4000

Chicago, IL  60602

312/630-1900

Excellence in Communications Services

As previously announced, TDSTM will hold a teleconference Aug. 7, 2008, at 10:00 a.m. Chicago time. Interested parties may listen to the call live via the Internet by accessing the Conference Calls page of www.teldta.com.

Contact:	Mark A. Steinkrauss, Vice President, Corporate Relations
(312) 592-5384 mark.steinkrauss@teldta.com

Julie D. Mathews, Manager, Investor Relations
(312) 592-5341 julie.mathews@teldta.com

FOR RELEASE: IMMEDIATE

TDS REPORTS SECOND QUARTER RESULTS

Note: Comparisons are year over year unless otherwise noted.

2Q 2008 Highlights

Enterprise/TDS Corporate

•                  7 percent increase in operating revenues, to $1,274.4 million.

•                  3 percent decrease in operating income, to $149.7 million.

•                  Repurchased 1,015,650 TDS special common shares using $39.6 million of a $250 million stock repurchase program authorized in 2007 ($38.7 million remains).

Wireless/U.S. Cellular®

•                  9 percent increase in service revenues, to $987.4 million.

•                  45 percent increase in data revenues, to $123.7 million.

•                  5.7 percent increase in ARPU (average monthly revenue per unit), to $53.27.

•                  Retail postpay churn remained flat at 1.4 percent; postpay customers comprised 95 percent of retail customers.

Wireline/TDS Telecom

•                  7 percent increase in operating income, to $35.2 million, despite a 4 percent decrease in operating revenues.

•                  29 percent increase in ILEC DSL (digital subscriber line) customers, to 164,100; CLEC DSL customers totaled 42,500.

•                  24 percent increase in ILEC data revenue, to $21.7 million.

•                  Acquired Mosinee Telephone Company, LLC in May; 4,900 physical access lines in Wisconsin.

•                  ILEC equivalent access lines grew nearly 2 percent to 774,300; ILEC physical access lines declined to 577,000.

CHICAGO – Aug. 7, 2008 – Telephone and Data Systems, Inc. [AMEX:TDS, TDS.S] reported operating revenues of $1,274.4 million for the second quarter of 2008, an increase of seven percent from $1,192.8 million in the comparable period one year ago. The company recorded operating income of $149.7 million, down from $154 million in the second quarter of 2007. Net income available to common and diluted earnings per share were $87.7 million and $0.75, respectively, for the second quarter of 2008, compared to a net loss available to common and diluted loss per share of $8.6 million and $.08, respectively, in the comparable period one year ago.

“We continue to experience steady gains in service and data revenues and in average revenue per customer at our wireless business, U.S. Cellular®, and improved operating margins through cost controls at TDS Telecom, our wireline business,” said LeRoy T. Carlson, Jr., TDS president and CEO. “The company overall increased its year-over-year operating revenues, and at the corporate level we continued the share repurchase program begun in 2007.

“Both businesses have challenges, as well as opportunities. The market for wireless voice services continues to mature, and the wireline sector has ongoing competition from cable and wireless companies. Consumer anxieties related to the slow economy might also be having an impact. At U.S. Cellular, however, the low churn rate for retail postpay customers, together with continued increases in data revenues and sales of high-ARPU plans and smartphones, demonstrate that customers believe in U.S. Cellular’s commitment to excellent network quality, customer service, and product and service selection. As wireless voice penetration increases, customer loyalty and demand for data services are critical to ongoing wireless growth and profitability.

“TDS Telecom achieved double-digit increases in DSL customers and related revenues, and added equivalent access lines in its ILEC operation, although physical access lines continued to decline. The company also increased its operating income through effective cost controls, despite a decline in operating revenues.

“As part of its goal to be the preferred broadband provider in its markets, TDS Telecom continues to increase the broadband speeds offered to its residential and commercial customers, and to develop new broadband services. The company’s Triple Play bundles of voice, high-speed data, and Dish Network™ TV services enable it to compete effectively with cable offerings. In the second quarter, TDS Telecom exceeded sales targets for both Triple Play bundles and DISH Network services.”

Settlement of variable prepaid forward contracts

During the second quarter of 2008, the company settled all of its outstanding Deutsche Telekom (DT) forward contracts and disposed of its remaining DT shares. In the quarter, interest and dividend income decreased $130.3 million primarily due to a $118 million decrease in DT dividend income as a result of the disposition of DT shares prior to the 2008 dividend by DT.  Additionally, interest expense decreased $19.7 million due to the settlement of the variable prepaid forward contracts.  In the second quarter of 2007, the company recorded a $220.2 million loss related to its DT, Vodafone Group Plc and VeriSign marketable equity securities and related variable prepaid forward contracts.

Guidance

Guidance for the year ending Dec. 31, 2008 is as follows. There can be no assurance that final results will not differ materially from this guidance.

U.S. Cellular 2008 guidance as of Aug. 7, 2008 is as follows:

Net Retail Customer Additions	175,000 - 225,000
Service Revenues	$3.9 - 4.0 billion*
Operating Income	$385 - 435 million
Depreciation, Amortization & Accretion**	Approx. $615 million*
Capital Expenditures	$525 - 575 million

* Unchanged from guidance issued on May 7, 2008

** Includes losses on exchanges and disposals of assets

TDS Telecom (ILEC and CLEC) 2008 guidance as of Aug. 7, 2008 is as follows and remains unchanged from previous guidance issued on May 7, 2008:

Operating Revenues	$810 - 840 million
Operating Income	$110 - 140 million
Depreciation, Amortization & Accretion	Approx. $160 million
Capital Expenditures	$130 - 160 million

This guidance represents the views of management as of August 7, 2008 and should not be assumed to be accurate as of any other date. TDS undertakes no legal duty to update such information, whether as a result of new information, future events, or otherwise.

TDS special common share repurchase summary

In 2007, the TDS Board of Directors authorized the repurchase of up to $250 million in special common shares. As of June 30, 2008, $38.7 million remained under the authorization.

Repurchase Period	# Shares	Price (in millions)
2008 (second quarter)	1,015,650	$39.6
2008 (first quarter)	1,041,016	$45.1
2007 (full year)	2,076,979	$126.7
Total	4,133,645	$211.3

Conference call information

TDS will hold a conference call on August 7, 2008 at 10:00 a.m. Chicago time.

•                  Access the live call online at http://www.videonewswire.com/event.asp?id=50620 or on the Conference Calls page of www.teldta.com.

•                  Access the call by phone at 800/723-6498 (US/Canada) and use conference ID 6948709.

Before the call, certain financial and statistical information to be discussed during the call will be posted to the Conference Calls page of www.teldta.com, together with reconciliations to generally accepted accounting principles (GAAP) of any non-GAAP information to be disclosed. The call will be archived on the Conference Calls page of www.teldta.com.

About TDS

Telephone and Data Systems, Inc. (TDS), a Fortune 500® company, provides wireless, local and long-distance telephone, and broadband services to nearly 7.4 million customers in 36 states through its business units, U.S. Cellular (wireless) and TDS Telecom (wireline). Founded in 1969 and headquartered in Chicago, TDS employed 11,700 full-time equivalent employees as of June 30, 2008. For more information about TDS, visit www.teldta.com.

About U.S. Cellular®

United States Cellular Corporation, the nation’s sixth-largest, full-service wireless carrier, provides a comprehensive range of wireless products and services, excellent customer support, and a high-quality network to nearly 6.2 million customers in 26 states. The Chicago-based company employed 8,400 full-time equivalent associates as of June 30, 2008. For more information about U.S. Cellular, visit www.uscellular.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: All information set forth in this news release, except historical and factual information, represents forward-looking statements. This includes all statements about the company’s plans, beliefs, estimates, and expectations. These statements are based on current estimates, projections, and assumptions, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Important factors that may affect these forward-looking statements include, but are not limited to: The ability of U.S. Cellular to successfully manage and grow the operations of more recently launched markets; changes in the overall economy, competition, the access to and pricing of unbundled network elements, the state and federal telecommunications regulatory environment, and the value of assets and investments; adverse changes in the ratings afforded TDS and U.S. Cellular debt securities by accredited ratings organizations; industry consolidation; advances in telecommunications technology; uncertainty of access to the capital markets; risks and uncertainties relating to restatements and possible future restatements; ability to remediate the material weakness; pending and future litigation; changes in income tax rates, laws, regulations or rulings; acquisitions/divestitures of properties and/or licenses; and changes in customer growth rates, average monthly revenue per unit, churn rates, roaming revenue and terms, the availability of devices, or the mix of products and services offered by U.S. Cellular and TDS Telecom. Investors are encouraged to consider these and other risks and uncertainties that are discussed in the Form 8-K used by TDS to furnish this press release to the SEC, which are incorporated by reference herein.

UNITED STATES CELLULAR CORPORATION

SUMMARY OPERATING DATA

Quarter Ended	6/30/2008	3/31/2008	12/31/2007	9/30/2007	6/30/2007
Total Population:

Consolidated markets (1)	82,875,000	82,846,000	82,371,000	81,841,000	81,581,000

Consolidated operating markets (1)	45,493,000	45,262,000	44,955,000	44,955,000	44,955,000
All customers:
Customer units (2)	6,194,000	6,175,000	6,102,000	6,058,000	6,010,000
Gross customer unit additions	365,000	409,000	436,000	447,000	418,000
Net customer unit additions	16,000	74,000	44,000	48,000	37,000
Market penetration at end of period:
Consolidated markets (3)	7.5%	7.5%	7.4%	7.4%	7.4%
Consolidated operating markets (3)	13.6%	13.6%	13.6%	13.5%	13.4%
Retail customers:
Customer units (2)	5,677,000	5,640,000	5,564,000	5,500,000	5,448,000
Gross customer unit additions	318,000	360,000	367,000	374,000	347,000
Net customer unit additions	34,000	85,000	64,000	52,000	71,000

Cell sites in service	6,596	6,452	6,383	6,255	6,140
Average monthly revenue per unit (4)	$53.27	$52.24	$52.57	$52.73	$50.42
Retail service revenue per unit (4)	$45.62	$45.30	$45.45	$45.02	$43.87
Inbound roaming revenue per unit (4)	$3.40	$2.94	$3.09	$3.36	$2.68
Long-distance/other revenue per unit (4)	$4.25	$4.00	$4.03	$4.35	$3.87
Minutes of use (MOU) (5)	1,012	951	908	888	858
Retail postpay churn rate per month (6)	1.4%	1.4%	1.5%	1.6%	1.4%
Construction Expenditures (000s)	$137,800	$111,700	$188,100	$130,600	$137,100

(1)

“Total population of consolidated markets” and “Total population of consolidated operating markets” are used only for the purposes of calculating market penetration of consolidated markets and consolidated operating markets, respectively, which is calculated by dividing customers by the total market population (without duplication of population in overlapping markets).

(2)	All customer units and Retail customer units as of June 30, 2008 include one time adjustments, resulting from a review of U.S. Cellular’s customer reporting procedures.
(3)

Calculated by dividing the number of wireless customers at the end of the period by the total population of consolidated markets and consolidated operating markets, respectively, as estimated by Claritas.

(4)	Per unit revenue measurements are derived from Service Revenues as reported in Financial Highlights for each respective quarter as follows:

Service Revenues per Financial Highlights	$987,352	$962,094	$957,896	$954,540	$906,218
Components:
Retail service revenue during quarter	845,564	834,213	828,169	814,948	788,535
Inbound roaming revenue during quarter	63,033	54,089	56,358	60,843	48,084
Long-distance/other revenue during quarter	78,755	73,792	73,369	78,749	69,599

Divided by average customers during quarter (000s)	6,178	6,139	6,074	6,034	5,991
Divided by three months in each quarter	3	3	3	3	3

Average monthly revenue per unit	$53.27	$52.24	$52.57	$52.73	$50.42
Retail service revenue per unit	$45.62	$45.30	$45.45	$45.02	$43.87
Inbound roaming revenue per unit	$3.40	$2.94	$3.09	$3.36	$2.68
Long-distance/other revenue per unit	$4.25	$4.00	$4.03	$4.35	$3.87

(5)	Average monthly local minutes of use per customer (without roaming).
(6)	Retail postpay churn rate per month is calculated by dividing the total monthly retail postpay customer disconnects during the quarter by the average retail postpay customer base for the quarter.

TELEPHONE AND DATA SYSTEMS, INC.

SUMMARY OPERATING DATA

Quarter Ended	6/30/2008	3/31/2008	12/31/2007	9/30/2007	6/30/2007
TDS Telecom
ILEC:
Access line equivalents(1)	774,300	767,100	762,700	763,000	761,200
Access lines	577,000	579,200	585,600	595,100	601,600
Digital Subscriber Lines (DSL) customers	164,100	154,800	143,500	135,500	127,400
Long Distance customers	346,100	344,900	345,200	346,400	346,500
Construction Expenditures (000s)	$22,800	$14,600	$41,300	$23,500	$30,900
CLEC:
Access line equivalents (1)	417,200	426,700	435,000	443,700	448,400
Percent of access lines on-switch	94.4%	94.3%	94.0%	93.9%	93.7%
Digital Subscriber Lines (DSL) customers	42,500	43,100	43,300	43,600	43,800
Construction Expenditures (000s)	$4,700	$3,500	$5,700	$3,400	$4,800

(1)

Equivalent access lines are the sum of physical access lines and high-capacity data lines adjusted to estimate the equivalent number of physical access lines in terms of capacity.  A physical access line is the individual circuit connecting a customer to a telephone company’s central office facilities.

TELEPHONE AND DATA SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS HIGHLIGHTS

Three Months Ended June 30,

(Unaudited, dollars and shares in thousands, except per share amounts)

			Increase (Decrease)
	2008	2007	Amount	Percent
Operating Revenues
U.S. Cellular	$1,060,592	$971,646	$88,946	9.2%
TDS Telecom	207,424	216,301	(8,877)	(4.1)%
All Other(1)	6,335	4,887	1,448	29.6%
	1,274,351	1,192,834	81,517	6.8%
Operating Expenses
U.S. Cellular
Expenses excluding depreciation, amortization and accretion	791,213	699,318	91,895	13.1%
Depreciation, amortization and accretion	145,258	146,024	(766)	(0.5)%
(Gain) Loss on asset disposals, net	6,219	2,832	3,387	N/M
	942,690	848,174	94,516	11.1%
TDS Telecom
Expenses excluding depreciation, amortization and accretion	132,911	144,805	(11,894)	(8.2)%
Depreciation, amortization and accretion	39,071	38,444	627	1.6%
(Gain) Loss on asset disposals, net	219	—	219	N/M
	172,201	183,249	(11,048)	(6.0)%
All Other (1)
Expenses excluding depreciation and amortization	6,020	4,227	1,793	42.4%
Depreciation and amortization	3,697	3,229	468	14.5%
	9,717	7,456	2,261	30.3%

Total Operating Expenses	1,124,608	1,038,879	85,729	8.3%
Operating Income (Loss)
U.S. Cellular	117,902	123,472	(5,570)	(4.5)%
TDS Telecom	35,223	33,052	2,171	6.6%
All Other (1)	(3,382)	(2,569)	(813)	(31.6)%
	149,743	153,955	(4,212)	(2.7)%
Investment and Other Income (Expense)
Equity in earnings of unconsolidated entities	22,909	23,875	(966)	(4.0)%
Interest and dividend income	17,455	147,768	(130,313)	(88.2)%
Gain (loss) on investments and financial instruments	3,088	(220,199)	223,287	N/M
Interest expense	(35,570)	(55,245)	19,675	35.6%
Other, net	1,902	(1,868)	3,770	N/M
	9,784	(105,669)	115,453	N/M
Income Before Income Taxes and Minority Interest	159,527	48,286	111,241	N/M
Income tax expense	53,261	26,700	26,561	99.5%
Income Before Minority Interest	106,266	21,586	84,680	N/M
Minority share of income	(18,509)	(30,213)	11,704	38.7%
Net Income (Loss)	87,757	(8,627)	96,384	N/M
Preferred dividend requirement	(13)	(13)	—	0.0%
Net Income (Loss) Available to Common	$87,744	$(8,640)	$96,384	N/M

Basic Weighted Average Common Shares Outstanding	116,267	117,031	(764)	(0.7)%
Basic Earnings (Loss) Per Share	$0.75	$(0.07)	$0.82	N/M

Diluted Weighted Average Common Shares Outstanding	116,814	117,031	(217)	(0.2)%
Diluted Earnings (Loss) Per Share	$0.75	$(0.08)	$0.83	N/M

(1) Consists of Suttle Straus printing and distribution operations and intercompany eliminations.

N/M - Percentage change not meaningful

TELEPHONE AND DATA SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS HIGHLIGHTS

Six Months Ended June 30,

(Unaudited, dollars and shares in thousands, except per share amounts)

			Increase/ (Decrease)
	2008	2007	Amount	Percent
Operating Revenues
U.S. Cellular	$2,098,448	$1,906,320	$192,128	10.1%
TDS Telecom	413,500	433,923	(20,423)	(4.7)%
All Other(1)	11,504	9,148	2,356	25.8%
	2,523,452	2,349,391	174,061	7.4%
Operating Expenses
U.S. Cellular
Expenses excluding depreciation, amortization and accretion	1,563,900	1,376,212	187,688	13.6%
Depreciation, amortization and accretion	287,788	291,976	(4,188)	(1.4)%
Loss on asset disposals, net	9,892	6,137	3,755	61.2%
	1,861,580	1,674,325	187,255	11.2%
TDS Telecom
Expenses excluding depreciation, amortization and accretion	261,717	285,001	(23,284)	(8.2)%
Depreciation, amortization and accretion	78,579	78,349	230	0.3%
(Gain) on asset disposals, net	198	—	198	N/M
	340,494	363,350	(22,856)	(6.3)%
All Other(1)
Expenses excluding depreciation and amortization	10,209	9,588	621	6.5%
Depreciation and amortization	7,817	5,376	2,441	45.4%
	18,026	14,964	3,062	20.5%

Total Operating Expenses	2,220,100	2,052,639	167,461	8.2%
Operating Income (Loss)
U.S. Cellular	236,868	231,995	4,873	2.1%
TDS Telecom	73,006	70,573	2,433	3.4%
All Other (1)	(6,522)	(5,816)	(706)	(12.1)%
	303,352	296,752	6,600	2.2%
Investment and Other Income (Expense)
Equity in earnings of unconsolidated entities	44,379	47,571	(3,192)	(6.7)%
Interest and dividend income	27,201	163,964	(136,763)	(83.4)%
Gain (loss) on investments and financial instruments	(402)	35,671	(36,073)	N/M
Interest expense	(76,950)	(113,046)	36,096	31.9%
Other, net	1,703	(4,092)	5,795	N/M
	(4,069)	130,068	(134,137)	N/M
Income Before Income Taxes and Minority Interest	299,283	426,820	(127,537)	(29.9)%
Income tax expense	102,512	167,938	(65,426)	(39.0)%
Income Before Minority Interest	196,771	258,882	(62,111)	(24.0)%
Minority share of income	(35,527)	(48,184)	12,657	26.3%
Net Income	161,244	210,698	(49,454)	(23.5)%
Preferred dividend requirement	(26)	(26)	—	0.0%
Net Income Available to Common	$161,218	$210,672	$(49,454)	(23.5)%

Basic Weighted Average Common Shares Outstanding	116,919	116,935	(16)	(0.0)%
Basic Earnings Per Share	$1.38	$1.80	$(0.42)	(23.3)%

Diluted Weighted Average Common Shares Outstanding	117,500	118,432	(932)	(0.8)%
Diluted Earnings Per Share	$1.37	$1.76	$(0.39)	(22.2)%

(1) Consists of Suttle Straus printing and distribution operations and intercompany eliminations.

N/M - Percentage change not meaningful

TELEPHONE AND DATA SYSTEMS, INC.

CONSOLIDATED BALANCE SHEET HIGHLIGHTS

(Unaudited, dollars in thousands)

ASSETS

	June 30,	December 31,
	2008	2007
Current Assets
Cash and cash equivalents	$1,125,163	$1,174,446
Marketable equity securities	32,020	1,917,893
Accounts receivable from customers and other	542,664	530,421
Inventory	126,083	115,818
Other current assets	144,569	137,010
	1,970,499	3,875,588

Investments
Licenses	1,829,014	1,516,629
Goodwill	695,696	679,129
Customer lists	29,069	25,851
Investments in unconsolidated entities	209,053	206,418
Other investments	11,032	11,509
	2,773,864	2,439,536

Property, Plant and Equipment, net
U.S. Cellular	2,566,940	2,595,096
TDS Telecom	888,521	900,267
Other	29,752	29,739
	3,485,213	3,525,102

Other Assets and Deferred Charges	51,910	53,917

Total Assets	$8,281,486	$9,894,143

TELEPHONE AND DATA SYSTEMS, INC.

CONSOLIDATED BALANCE SHEET HIGHLIGHTS

(Unaudited, dollars in thousands)

LIABILITIES AND STOCKHOLDERS’ EQUITY

	June 30,	December 31,
	2008	2007
Current Liabilities
Notes payable	$50,000	$—
Prepaid forward contracts	—	1,005,512
Current portion of long-term debt	4,390	3,860
Derivative liability	—	711,692
Accounts payable	307,572	308,882
Customer deposits and deferred revenues	176,574	166,191
Accrued interest	14,676	18,456
Accrued taxes	310,861	40,439
Accrued compensation	61,840	91,703
Net deferred income tax liability	—	327,162
Other current liabilities	122,877	125,622
	1,048,790	2,799,519

Deferred Liabilities and Credits
Net deferred income tax liability	595,420	555,593
Asset retirement obligation	182,495	173,468
Other deferred liabilities and credits	149,726	154,602
	927,641	883,663

Long-Term Debt	1,635,147	1,632,226

Minority Interest in Subsidiaries	679,938	651,537

Preferred Shares	860	860

Common Stockholders’ Equity
Common Shares, $.01 par value	566	566
Special Common Shares, $.01 par value	630	629
Series A Common Shares, $.01 par value	65	64
Capital in excess of par value	2,055,677	2,048,110
Treasury Shares, at cost
Common Shares	(118,506)	(120,544)
Special Common Shares	(283,682)	(204,914)
Accumulated other comprehensive income	9,546	511,776
Retained earnings	2,324,814	1,690,651
	3,989,110	3,926,338

Total Liabilities and Stockholders’ Equity	$8,281,486	$9,894,143

BALANCE SHEET HIGHLIGHTS

June 30, 2008

(Unaudited, dollars in thousands)

	U.S.	TDS	TDS Corporate	Intercompany	TDS
	Cellular	Telecom	& Other	Eliminations	Consolidated
Cash and cash equivalents	$101,155	$3,542	$1,020,466	$—	$1,125,163
Affiliated cash investments	—	1,154,070	—	(1,154,070)	—
Marketable equity securities	16,508	—	15,512	—	32,020
Notes receivable—affiliates	—	—	260,582	(260,582)	—
	$117,663	$1,157,612	$1,296,560	$(1,414,652)	$1,157,183

Licenses, goodwill and customer lists	$2,299,097	$417,827	$(163,145)	$—	$2,553,779
Investment in unconsolidated entities	157,162	6,512	50,711	(5,332)	209,053
Other investments	4,359	2,957	3,716	—	11,032
	$2,460,618	$427,296	$(108,718)	$(5,332)	$2,773,864

Property, Plant and Equipment, net	$2,566,940	$888,521	$29,752	$—	$3,485,213

Notes payable: external	$50,000	$—	$—	$—	$50,000

Long-term Debt:
Current portion	$455	$474	$1,418,113	$(1,414,652)	$4,390
Non-current portion	1,007,054	2,872	625,221	—	1,635,147
Total	$1,007,509	$3,346	$2,043,334	$(1,414,652)	$1,639,537

Preferred Shares	$—	$—	$860	$—	$860

Construction expenditures:
Quarter ended 6/30/08	$137,810	$27,511	$1,275	—	$166,596
Six months ended 6/30/08	$249,500	$45,593	$3,968	—	$299,061

TDS Telecom Highlights

Three Months Ended June 30,

(Unaudited, dollars in thousands)

			Increase (Decrease)
	2008	2007	Amount	Percent
Local Telephone Operations
Operating Revenues
Voice	$50,925	$56,447	$(5,522)	(9.8)%
Data	21,738	17,541	4,197	23.9%
Network access	70,727	77,029	(6,302)	(8.2)%
Miscellaneous	9,809	8,086	1,723	21.3%
	153,199	159,103	(5,904)	(3.7)%
Operating Expenses
Cost of services and products	46,873	50,717	(3,844)	(7.6)%
Selling, general and administrative expenses	41,416	44,060	(2,644)	(6.0)%
Depreciation, amortization and accretion	33,502	32,224	1,278	4.0%
(Gain) on asset disposals	(25)	—	(25)	N/M
	121,766	127,001	(5,235)	(4.1)%

Operating Income	$31,433	$32,102	$(669)	(2.1)%

Competitive Local Exchange Carrier Operations
Revenues	$55,888	$58,767	$(2,879)	(4.9)%

Expenses excluding depreciation, amortization and accretion	46,285	51,597	(5,312)	(10.3)%
Depreciation, amortization and accretion	5,569	6,220	(651)	(10.5)%
Loss on asset disposals	244	—	244	N/M
	52,098	57,817	(5,719)	(9.9)%

Operating Income	$3,790	$950	$2,840	N/M

Intercompany revenues	(1,663)	(1,569)	(94)	N/M
Intercompany expenses	(1,663)	(1,569)	(94)	N/M
	—	—	—

Total TDS Telecom Operating Income	$35,223	$33,052	$2,171	6.6%

N/M - Percentage change not meaningful.

TDS Telecom Highlights

Six Months Ended June 30,

(Unaudited, dollars in thousands)

			Increase (Decrease)
	2008	2007	Amount	Percent
Local Telephone Operations
Operating Revenues
Voice	$102,501	$113,969	$(11,468)	(10.1)%
Data	42,924	33,963	8,961	26.4%
Network access	140,809	153,202	(12,393)	(8.1)%
Miscellaneous	18,780	15,561	3,219	20.7%
	305,014	316,695	(11,681)	(3.7)%
Operating Expenses
Cost of services and products	91,707	99,814	(8,107)	(8.1)%
Selling, general and administrative expenses	83,897	85,919	(2,022)	(2.4)%
Depreciation, amortization and accretion	67,126	66,270	856	1.3%
(Gain) on asset disposals	(46)	—	(46)	N/M
	242,684	252,003	(9,319)	(3.7)%

Operating Income	$62,330	$64,692	$(2,362)	(3.7)%

Competitive Local Exchange Carrier Operations
Revenues	$112,017	$120,117	$(8,100)	(6.7)%

Expenses excluding depreciation, amortization and accretion	89,644	102,157	(12,513)	(12.2)%
Depreciation, amortization and accretion	11,453	12,079	(626)	(5.2)%
Loss on asset disposals	244	—	244	N/M
	101,341	114,236	(12,895)	(11.3)%

Operating Income	$10,676	$5,881	$4,795	81.5%

Intercompany revenues	(3,531)	(2,889)	(642)	N/M
Intercompany expenses	(3,531)	(2,889)	(642)	N/M
	—	—	—

Total TDS Telecom Operating Income	$73,006	$70,573	$2,433	3.4%

N/M - Percentage change not meaningful.

TELEPHONE AND DATA SYSTEMS, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

Six Months Ended June 30,

(Unaudited, dollars in thousands)

	2008	2007
	(Dollars in thousands)
Cash Flows from Operating Activities
Net income	$161,244	$210,698
Add (Deduct) adjustments to reconcile net income to net cash provided by operating activities
Depreciation, amortization and accretion	374,184	375,701
Bad debts expense	36,806	26,991
Stock-based compensation expense	9,022	10,879
Deferred income taxes	(316,269)	(61,814)
(Gain) loss on investments and financial instruments	402	(35,671)
Equity in earnings of unconsolidated entities	(44,379)	(47,571)
Distributions from unconsolidated entities	45,810	43,435
Minority share of income	35,527	48,184
Loss on asset disposals, net	10,090	6,137
Noncash interest expense	7,930	10,635
Other noncash expense	247	1,788
Excess tax benefit from stock awards	(1,706)	(17,598)
Other operating activities	(2,350)	(5,000)
Changes in assets and liabilities
Change in accounts receivable	(59,440)	(43,884)
Change in inventory	(20,830)	(1,213)
Change in accounts payable	(4,171)	(5,792)
Change in customer deposits and deferred revenues	10,303	19,469
Change in accrued taxes	304,231	128,672
Change in accrued interest	(3,780)	(712)
Change in other assets and liabilities	(47,432)	(44,784)
	495,439	618,550

Cash Flows from Investing Activities
Additions to property, plant and equipment	(299,061)	(304,559)
Cash paid for acquisitions	(334,350)	(20,569)
Cash received from divestitures	6,838	4,277
Proceeds from sale of investments	226,644	10,547
Settlement of derivative liabilities	(17,404)	—
Other investing activities	(934)	(242)
	(418,267)	(310,546)

Cash Flows from Financing Activities
Issuance of notes payable	100,000	25,000
Issuance of long-term debt	—	2,857
Repayment of notes payable	(50,000)	(60,000)
Repayment of variable prepaid forward contracts	(47,357)	—
Repayment of long-term debt	(6,442)	(1,679)
TDS Common Shares and Special Common Shares reissued for benefit plans, net of tax payments	1,494	74,339
U.S. Cellular Common Shares reissued for benefit plans, net of tax payments	(1,878)	9,223
Excess tax benefit from stock awards	1,706	17,598
Repurchase of TDS Special Common Shares	(83,013)	(7,036)
Repurchase of U.S. Cellular Common Shares	(14,516)	(49,057)
Dividends paid	(23,922)	(22,798)
Distributions to minority partners	(4,594)	(4,676)
Other financing activities	2,067	(1,869)
	(126,455)	(18,098)

Net Increase (Decrease) in Cash and Cash Equivalents	(49,283)	289,906

Cash and Cash Equivalents -
Beginning of period	1,174,446	1,013,325
End of period	$1,125,163	$1,303,231

Exhibit 99.2

PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

SAFE HARBOR CAUTIONARY STATEMENT

This Form 8-K and/or press release attached to this Form 8-K contain statements that are not based on historical fact and represent forward-looking statements, as this term is defined in the Private Securities Litigation Reform Act of 1995.  All statements, other than statements of historical facts, that address activities, events or developments that TDS intends, expects, projects, believes, estimates, plans or anticipates will or may occur in the future are forward-looking statements.  The words “believes,” “anticipates,” “estimates,” “expects,” “plans,” “intends,” “projects” and similar expressions are intended to identify these forward-looking statements, but are not the exclusive means of identifying them. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, events or developments to be significantly different from any future results, events or developments expressed or implied by such forward-looking statements.  Such risks, uncertainties and other factors include those set forth below, as more fully discussed under “Risk Factors” in the most recent filing of TDS’ Form 10-K, as updated by any TDS Form 10-Q filed subsequent to such Form 10-K.  However, such factors are not necessarily all of the important factors that could cause actual results, performance or achievements to differ materially from those expressed in, or implied by, the forward-looking statements contained in this document.  Other unknown or unpredictable factors also could have material adverse effects on future results, performance or achievements.  TDS undertakes no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise.  You should carefully consider the Risk Factors in the most recent filing of TDS’ Form 10-K, as updated by any TDS Form 10-Q filed subsequent to such Form 10-K, the following factors and other information contained in, or incorporated by reference into, this Form 8-K and/or press release attached to this Form 8-K to understand the material risks relating to TDS’ business.

•                  Intense competition in the markets in which TDS operates could adversely affect TDS’ revenues or increase its costs to compete.

•                  A failure by TDS’ service offerings to meet customer expectations could limit TDS’ ability to attract and retain customers and could have an adverse effect on TDS’ operations.

•                  TDS’ system infrastructure may not be capable of supporting changes in technologies and services expected by customers, which could result in lost customers and revenues.

•                  An inability to obtain or maintain roaming arrangements with other carriers on terms that are acceptable to TDS could have an adverse effect on TDS’ business, financial condition or results of operations. Such agreements cover traditional voice services as well as data services, which are an area of strong growth for TDS and other carriers. TDS’ rate of adoption of new technologies, such as those enabling high speed data services, could affect its ability to enter into or maintain roaming agreements with other carriers.

•                  TDS currently recognizes a significant amount of inbound roaming revenues from its wireless business. As a result of recently announced acquisitions in the wireless industry, TDS anticipates that inbound roaming revenues could decline significantly over the next several quarters, which could have an adverse affect on TDS’ business, financial condition or results of operations.

•                  A failure by TDS to acquire adequate radio spectrum could have an adverse effect on TDS’ business and operations.

•                  To the extent conducted by the FCC, TDS is likely to participate in FCC auctions of additional spectrum in the future and, during certain periods, will be subject to the FCC’s anti-collusion rules, which could have an adverse effect on TDS.

•                  An inability to attract and/or retain management, technical, sales and other personnel could have an adverse effect on TDS’ business, financial condition or results of operations.

•                  TDS’ assets are concentrated in the U.S. telecommunications industry. As a result, its results of operations may fluctuate based on factors related entirely to conditions in this industry.

•                  The expected future completion of recently announced acquisitions will lead to increased consolidation in the wireless telecommunications industry.  TDS’ lower scale relative to larger wireless carriers could prevent or delay its access to new products including handsets, new technology and/or new content and applications which could adversely affect TDS’ ability to attract and retain customers and, as a result, could adversely affect its business, financial condition or results of operations.

•                  Changes in general economic and business conditions, both nationally and in the markets in which TDS operates, could have an adverse effect on TDS’ business, financial condition or results of operations.

•                  Changes in various business factors could have an adverse effect on TDS’ business, financial condition or results of operations. These business factors may include but are not limited to, demand, pricing, growth, average revenue per unit, penetration, churn, expenses, customer acquisition and retention costs, roaming rates, minutes of use, and mix and costs of products and services.

•                  Advances or changes in telecommunications technology, such as Voice over Internet Protocol, WiMAX or LTE (Long-Term Evolution), could render certain technologies used by TDS obsolete, could reduce TDS’ revenues or could increase its costs of doing business.

•                  Changes in TDS’ enterprise value, changes in the supply or demand of the market for wireless licenses or telephone company franchises, adverse developments in the business or the industry in which TDS is involved and/or other factors could require TDS to recognize impairments in the carrying value of TDS’ license costs, goodwill and/or physical assets.

•                  Costs, integration problems or other factors associated with acquisitions/divestitures of properties or licenses and/or expansion of TDS’ business could have an adverse effect on TDS’ business, financial condition or results of operations.

•                  A significant portion of TDS’ wireless revenues is derived from customers who buy services through independent agents and dealers who market TDS’ services on a commission basis. If TDS’ relationships with these agents and dealers are seriously harmed, its wireless revenues could be adversely affected.

•                  TDS’ investments in technologies which are unproven or for which success has not yet been demonstrated may not produce the benefits that TDS expects.

•                  A failure by TDS to complete significant network construction and system implementation as part of its plans to improve the quality, coverage, capabilities and capacity of its network could have an adverse effect on its operations.

•                  Financial difficulties of TDS’ key suppliers or vendors, termination or impairment of TDS’ relationships with such suppliers or vendors, or a failure by TDS to manage its supply chain effectively could result in delays or termination of TDS’ receipt of required equipment or services, or could result in excess quantities of required equipment or services, any of which could adversely affect TDS’ business, financial condition or results of operations.

•                  TDS has significant investments in entities that it does not control. Losses in the value of such investments could have an adverse effect on TDS’ results of operations or financial condition.

•                  War, conflicts, hostilities and/or terrorist attacks or equipment failure, power outages, natural disasters or breaches of network or information technology security could have an adverse effect on TDS’ business, financial condition or results of operations.

•                  The market prices of TDS’ Common Shares and Special Common Shares are subject to fluctuations due to a variety of factors such as:  general economic conditions; wireless and telecommunications industry conditions; fluctuations in TDS’ quarterly customer activations, churn rate, revenues, results of operations or cash flows; variations between TDS’ actual financial and operating results and those expected by analysts and investors; and announcements by TDS’ competitors.

•                  Changes in interpretations of accounting requirements, changes in industry practice, identification of errors or changes in management assumptions could require amendments to or restatements of financial information or disclosures included in this or prior filings with the SEC.

•                  Restatements of financial statements by TDS and related matters, including resulting delays in filing periodic reports with the SEC, could have an adverse effect on TDS’ credit rating, liquidity, financing arrangements including the ability to borrow under its revolving credit facility, capital resources or ability to access the capital markets, including pursuant to shelf registration statements; could adversely affect TDS’ listing arrangements on the American Stock Exchange and/or New York Stock Exchange; and/or could have other negative consequences, any of which could have an adverse effect on the trading prices of TDS’ publicly traded equity and/or debt and/or on TDS’ business, financial condition or results of operations.

•                  Changes in facts or circumstances, including new or additional information that affects the calculation of potential liabilities for contingent obligations under guarantees, indemnities or otherwise, could require TDS to record charges in excess of amounts accrued in the financial statements, if any, which could have an adverse effect on TDS’ financial condition or results of operations.

•                  A failure to successfully remediate the existing material weakness in internal control over financial reporting in a timely manner or the identification of additional material weaknesses in the effectiveness of internal control over financial reporting could result in inaccurate financial statements or other disclosures or fail to prevent fraud, which could have an adverse effect on TDS’ business, financial condition or results of operations.

•                  Early redemptions of debt or repurchases of debt, issuances of debt, changes in prepaid forward contracts, changes in operating leases, changes in purchase obligations or other factors or developments could cause the amounts reported under Contractual Obligations in TDS’ most recent Annual Report on Form 10-K, as updated by the Quarterly Reports on Form 10-Q, to be different from the amounts actually incurred.

•                  An increase in the amount of TDS’ debt in the future could subject TDS to higher interest costs and restrictions on its financing, investing and operating activities and could decrease its cash flows and earnings.

•                  Uncertainty of access to capital for telecommunications companies, deterioration in the capital markets, other changes in market conditions, changes in TDS’ credit ratings or other factors could limit or restrict the availability of financing on terms and prices acceptable to TDS, which could require TDS to reduce its construction, development and acquisition programs.

•                  Changes in the regulatory environment or a failure by TDS to timely or fully comply with any regulatory requirements could adversely affect TDS’ financial condition, results of operations or ability to do business.

•                  Changes in income tax rates, laws, regulations or rulings, or federal or state tax assessments could have an adverse effect on TDS’ financial condition or results of operations.

•                  Settlements, judgments, restraints on its current or future manner of doing business and/or legal costs resulting from pending and future litigation could have an adverse effect on TDS’ financial condition, results of operations or ability to do business.

•                  The possible development of adverse precedent in litigation or conclusions in professional studies to the effect that radio frequency emissions from handsets, wireless data devices and/or cell sites cause harmful health consequences, including cancer or tumors, or may interfere with various electronic medical devices such as pacemakers, could have an adverse effect on TDS’ wireless business, financial condition or results of operations.

•                  Certain matters, such as control by the TDS Voting Trust and provisions in the TDS Restated Certificate of Incorporation, may serve to discourage or make more difficult a change in control of TDS.

•                  Any of the foregoing events or other events could cause revenues, customer additions, operating income, capital expenditures and/or any other financial or statistical information to vary from TDS’ forward-looking estimates by a material amount.

TDS undertakes no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise. Readers should evaluate any statements in light of these important factors.